Exhibit 10.4

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of July 18, 2021, is made by and among Investindustrial Acquisition Corp. L.P., a limited partnership incorporated in England and Wales (the “Sponsor”), the other holders of IIAC Class B Shares set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Shareholders”), Investindustrial Acquisition Corp., a Cayman Islands exempted company (“IIAC”), and Ermenegildo Zegna Holditalia S.p.A., a joint stock company incorporated under Italian law (together with its successors, including from and after the Conversion (as such term is defined in the Business Combination Agreement), the “Company”). The Sponsor, the Other Class B Holders, IIAC and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, IIAC, the Company and EZ Cayman, a Cayman Islands exempted company (“Merger Sub”), entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Shareholders agree that they will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (b) the Shareholders agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of IIAC, including under Article 17.3 of the Amended and Restated Articles of Association of IIAC, or any other anti-dilution or similar protection with respect to all of the IIAC Class B Shares related to the Transactions.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.    Agreement to Vote.

(a)    Each Shareholder (in his, her or its capacity as a shareholder of IIAC and on behalf of himself, herself and itself and not the other Shareholders) hereby irrevocably agrees, at any meeting of the shareholders of IIAC duly called and convened in accordance with the Governing Documents of IIAC, whether or not adjourned and however called, including at the IIAC Shareholders Meeting or otherwise, and in any action by written consent of the shareholders of IIAC, (i) to vote, or cause to be voted, or execute and return, or cause to be executed and returned, an action by written consent with respect to, as applicable, all of such Shareholder’s IIAC Class B Shares and IIAC Class A Shares (if any) held of record or beneficially by such Shareholder as of the date of this Agreement, or to which such Shareholder acquires record or beneficial ownership after the date hereof (including by Transfer (as defined below), purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities) and prior to the Closing (collectively and together with any securities convertible into or exercisable or exchangeable for such shares (to the extent so converted), the “Subject IIAC Equity Securities”) in favor of each of the Transaction Proposals, in each case, to the extent Subject IIAC Equity Securities are entitled to vote thereon or consent thereto and (ii) when such meeting is held, appear at such meeting or otherwise cause the Subject IIAC Equity Securities to be counted as present thereat for the purpose of establishing a quorum, and (iii) to vote, or cause to be voted against, against or withhold written consent, or cause written consent to be withheld, with respect to, as applicable, (A) any proposal providing for an IIAC Acquisition Proposal or the adoption of an agreement to enter into an IIAC Acquisition Proposal and (B) any action, transaction or agreement that would, or would reasonably be expected to (x) result in a breach of any representation or warranty or covenant of IIAC under the Business Combination Agreement or such Shareholder under this Agreement (or any other Ancillary Document) or any of the conditions to the consummation of the Transactions not being fulfilled in accordance with the Business Combination Agreement, this Agreement and the other Ancillary Documents,

(y) prevent, delay or impair consummation of the Transactions, or (z) facilitate any proposal relating to an IIAC Acquisition Proposal or any agreement to enter into an IIAC Acquisition Proposal. Any vote required to be cast pursuant to this Section 1(a) shall be cast in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote.

(b)    Subject to the last sentence of this Section 1(b), and solely in the event of a failure by a Shareholder to act in accordance with such Shareholder’s obligations as to voting all of its Subject IIAC Equity Securities pursuant to Section 1(a) prior to the termination of this provision pursuant to Section 7, each Shareholder hereby irrevocably appoints the chief executive officer of the Company or any other officer of the Company designated by the Company as each Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of each Shareholder, (i) to attend on behalf of each Shareholder any meeting of the IIAC Shareholders with respect to the matters described in Section 1(a), (ii) to include the Subject IIAC Equity Securities in any computation for purposes of establishing a quorum at any such meeting of the holders of IIAC Shares and (iii) to vote (or cause to be voted), or deliver a written consent (or withhold consent) with respect to, as applicable, the IIAC Equity Securities on the matters specified in, and in accordance and consistent with Section 1(a) in connection with any meeting of the holders of IIAC Shares or any action by written consent by the holders of IIAC Shares, in each case, in the event that any Shareholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a). Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate on the date of a termination of this Agreement pursuant to Section 7.

(c)    The proxy granted by the Shareholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for the Company entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Shareholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Shareholder and shall revoke any and all prior proxies granted by the Shareholder with respect to the Subject IIAC Equity Securities. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject IIAC Equity Securities and a vote or consent by the Shareholder of the Subject IIAC Equity Securities (or any other Person with the power to vote or provide consent with respect to the Subject IIAC Equity Securities) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a).

2.    Waiver of Anti-dilution Protection. Each Shareholder hereby irrevocably (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the IIAC Class B Shares held by him, her or it convert into IIAC Class A Shares, including those set out in Article 17.3 of the Amended and Restated Articles of Association of IIAC, in connection with the Transactions or otherwise. IIAC hereby acknowledges and agrees to such waiver. Each Shareholder hereby acknowledges and agrees that following the Merger and the Contribution as provided in Section 2.1(a) and Section 2.1(c) of the Business Combination Agreement, each IIAC Class B Share shall remain outstanding as one Company Ordinary Share of the Company (“IIAC Common Stock”) and thereafter, no provision of the IIAC Governing Documents, including Article 17.3 of the Amended and Restated Articles of Association of IIAC, will be of any force or effect with respect to the shares of IIAC Common Stock.

3.    Transfer of Shares.

(a)    Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of the Company, each Shareholder hereby agrees that he, she or it shall not (i) Transfer any of his, her or its Subject IIAC Equity Securities (or any right, title or interest therein) or any rights to acquire any securities or equity interests of IIAC, (ii) enter into any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require such Shareholder to Transfer his, her or its Subject IIAC Equity Securities, (iii) deposit any Subject IIAC Equity Securities or any rights to acquire any securities or equity interests of IIAC into a voting trust or enter into a voting agreement or other arrangement with respect to the Subject IIAC Equity Securities or any rights to acquire any securities or equity interests of IIAC or grant or purport to grant any proxy or power of attorney with respect thereto, (iv) otherwise grant, permit or suffer the creation of a Lien on any Subject IIAC Equity Securities (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (iv) commit or agree to take any of the foregoing actions or discuss, negotiate or make an offer or enter into a commitment, agreement, understanding or similar arrangement to take any of the foregoing actions set forth in clauses (i), (ii), (iii) or (iv); provided, however, that the foregoing shall not apply to any Transfer (1) to IIAC’s officers or directors, any members or partners of the Sponsor, any Affiliates of the Sponsor, or any employees of such Affiliate; (2) in the case of an individual, to a trust for the benefit of a Shareholder or to any member of a Shareholder’s immediate family or a trust for the benefit of such immediate family member; (3) in the case of an individual, by will, other testamentary document or under the laws of intestacy upon the death of a Shareholder; or (4) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that the transferring Shareholder shall, and shall cause any transferee of his, her or its Subject IIAC Securities of the type set forth in clauses (1) through (4) execute and deliver to the Company a joinder to this Agreement in the form attached hereto as Annex A prior and as a condition to the occurrence of such Transfer. For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, conveyance, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (in each case whether with or without consideration, whether voluntarily or involuntarily or by succession, operation of law or otherwise).

(b)    In furtherance of the foregoing, IIAC hereby agrees to (i) place a revocable stop order on all Subject IIAC Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify IIAC’s transfer agent in writing of such stop order and the restrictions on such Subject IIAC Equity Securities under Section 3(a) and direct IIAC’s transfer agent not to process any attempts by any such Shareholder to Transfer any Subject IIAC Equity Securities except in compliance with Section 3(a); for the avoidance of doubt, the obligations of IIAC under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop order or restrictions currently existing on the Subject IIAC Equity Securities.

4.    Other Covenants.

(a)    Each Shareholder hereby agrees that he, she or it shall (i) be bound by and subject to Sections 2.8 (Earnout), 6.5(a) (Confidentiality and Access to Information) and 6.6(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Shareholder is directly a party thereto, and (ii) not, directly or indirectly, take any action that IIAC is prohibited from taking pursuant to Section 6.7(a) (Exclusive Dealing) of the Business Combination Agreement.

(b)    Each Shareholder acknowledges and agrees that each of IIAC and the Company is entering into the Business Combination Agreement in reliance upon each Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for each such Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, IIAC the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents.

(c)    Each Shareholder hereby agrees that it shall not exercise or submit a request to exercise the IIAC Shareholder Redemption with respect to any IIAC Class A Shares held by him, her or it.

(d)    Each Shareholder acknowledges and agrees that, upon the terms and subject to the conditions of this Agreement and the Business Combination Agreement, following the Merger and the Contribution as provided in Section 2.1(a) and Section 2.1(c) of the Business Combination Agreement, such Shareholder shall deliver electronically through DTC to the Earnout Escrow Agent fifty percent (50%) of the Company Ordinary Shares that shall have been issued to such Shareholder in exchange for its IIAC Class B Shares to be held in escrow in accordance with Section 2.8 of the Business Combination Agreement.

(e)    Upon the terms and subject to the conditions of this Agreement, the Warrant Agreement and the Business Combination Agreement (including Exhibit D thereof (as the same may be amended, supplemented or otherwise modified from time)), each Shareholder that holds a private IIAC Warrant that is outstanding immediately prior to the Effective Time shall Transfer to IIAC, immediately following the Effective Time, all such private IIAC Warrants in exchange for a new Company Warrant issued by the Company representing a right to acquire one Company Ordinary Share.

(f)    In the event (i) of a stock split, stock dividend or distribution, or any change in the IIAC Class A Shares or IIAC Class B Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of IIAC Class A Shares or IIAC Class B Shares, (ii) a Shareholder purchases or otherwise acquires beneficial ownership of any IIAC Class A Shares or IIAC Class B Shares or (iii) the Shareholder acquires the right to vote or share in the voting of any IIAC Class A Shares or IIAC Class B Shares, in each case during the Applicable Period, the term “Subject IIAC Equity Securities” shall be deemed to refer to and include such any IIAC Class A Shares or IIAC Class B Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such any IIAC Class A Shares or IIAC Class B Shares may be changed or exchanged or which are received in such transaction.

(g)    Each Shareholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Entity (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Business Combination Agreement or any of the Ancillary Documents (including any claim seeking to enjoin or delay the consummation of the Transactions), (b) alleging a breach of any fiduciary duty of any Person in connection with the Business Combination Agreement or the Transactions, or (c) otherwise relating to the Business Combination Agreement, this Agreement, any other Ancillary Document, the Transactions or the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit a Shareholder from enforcing such Shareholder’s rights under this Agreement or such Shareholder’s right to receive Company Ordinary Shares or the Converted Warrants pursuant to the Business Combination Agreement in accordance with the terms thereof.

(h)    Each Shareholder hereby agrees that, except as expressly provided or permitted by this Agreement, such Shareholder shall not, and shall cause its Affiliates not to, without the prior written consent of IIAC (in IIAC’s sole discretion), directly or indirectly, take or permit any action that would in any way (a) restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder, (b) make any representation or warranty of such Shareholder herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Business Combination Agreement, the Transactions or the transactions contemplated by this Agreement. Each Shareholder shall notify IIAC in writing promptly of (i) any fact, event or circumstance that would cause, or would reasonably be expected to cause or constitute, an untruth or inaccuracy in the representations and warranties of such Shareholder herein and (ii) the receipt by such Shareholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available to any Party.

(i)    Each Shareholder hereby agrees that it shall deliver, substantially simultaneously with the Closing, to the Company and IIAC a duly executed counterpart to any Ancillary Document to which he, she or it is or will be a party.

(j)    Subject to and upon the consummation of the Merger and the receipt of the consideration that is due to it in accordance with the Business Combination Agreement, and for other good and valuable consideration, the sufficiency of which such Shareholder hereby agrees and acknowledges, from and after (and effective upon) the Closing, such Shareholder, and, if the Shareholder is a legal entity, together with the Shareholder’s officers, directors, stockholders, Subsidiaries and Affiliates, and each of their respective heirs, Representatives, successors and assigns (such persons, the “Releasors”) hereby fully and unconditionally (subject to the receipt of the amounts specified in this paragraph) releases and forever discharges, to the maximum extent permitted by applicable Law, each of IIAC, the Company, Merger Sub, and each of their respective Subsidiaries and Affiliates, and each of their respective current, former or future Representatives, predecessors, successors and assigns (collectively, the “Released Parties”), from and against any and all liabilities, actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, asserted or unasserted, suspected or unsuspected, absolute or contingent, unmatured or inchoate, both at law and in equity, which such Shareholder or any of the Releasors ever had, now has or may hereafter have against any of the Released Parties, on or by reason of any matter, cause or thing whatsoever that arose prior to the Closing. Notwithstanding the foregoing or anything to the contrary contained herein, nothing in this Agreement will waive or preclude such Shareholder from exercising Shareholder’s rights, if any, (a) to receive and be paid the portion of the consideration payable under, and subject to the terms and conditions set forth in, the Business Combination Agreement in respect of each Subject IIAC Equity Security held by such Shareholder immediately prior to the Closing, (b) if such Shareholder is or was prior to the Closing, an officer or director of IIAC, to indemnification, advancement of expenses or exculpation in accordance with the terms and conditions and other limitations set forth in Section 6.16 of the Business Combination Agreement, (c) to indemnification to which such Shareholder may be entitled pursuant to an indemnification agreement with IIAC or the Governing Documents of IIAC, (d) any employment compensation or benefits matter owed to any Releasor in his or her capacity as a director, manager, officer or employee of IIAC, its Affiliates or its Subsidiaries, and (e) any liabilities of a Released Party in connection with any future transactions between the parties that are not related to the Business Combination Agreement, the Transactions, the Ancillary Documents, or the transactions contemplated thereby. Such Shareholder understands and acknowledges on behalf of itself and the other Releasors that it is releasing potentially unknown claims, and that it may have limited knowledge with respect to some of the claims being released. Each Shareholder acknowledges that the Releasors may hereafter discover facts different from or in addition to the facts the Releasors now know or believe to be true with respect to the subject matter of this Agreement; however, the Releasors intend that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery or existence of any such different or additional facts. Without limiting the foregoing, by signing this Agreement, such Shareholder, on behalf of itself and the other Releasors, expressly waives and releases any provision of Law that purports to limit the scope of a general release.

(k)    Each Shareholder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as may be necessary, desirable or appropriate for the purpose of effectively carrying out the Transactions and the transactions contemplated by this Agreement.

(l)    Neither IIAC nor the Sponsor shall convert the Convertible Promissory Notes (as defined in the IIAC Disclosure Schedules) into IIAC Warrants without the consent of the Company.

5.    Termination of Lock-up Period. Each of the Shareholders hereby agrees that subject to, and conditioned upon the occurrence and effective as of, the Closing, Section 5 of that certain Letter Agreement, dated November 5, 2020 (the “Insider Letter Agreement”), by and among IIAC, the Shareholders and the other members of the IIAC Board, shall be amended and restated in its entirety as follows:

“5. Reserved.”

The amendment and restatement of the Insider Letter Agreement set forth in this Section 5 shall be void and of no force and effect if the Business Combination Agreement is terminated in accordance with its terms.

6.    Representations and Warranties. Each Shareholder represents and warrants, solely with respect to himself, herself or itself and not any of the other Shareholders, to the Company as follows:

(a)    If such Shareholder is an entity, such Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b)    If such Shareholder is an entity, such Shareholder has the requisite corporate, limited liability company or other similar power and authority or, if such Shareholder is an individual, has full power, right and legal capacity to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. If such Shareholder is an entity, the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of such Shareholder. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid, legal and binding agreement of such Shareholder (assuming that this Agreement is duly authorized, executed and delivered by the other Parties hereto), enforceable against such Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)    No filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by such Shareholder with, nor are any required to be made or obtained by such Shareholder with or from any Governmental Entity in connection with such Shareholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement and the consummation of the Transactions or the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Shareholder to perform its obligations under this Agreement or to consummate the Transactions or the transactions contemplated by this Agreement.

(d)    None of the execution or delivery of this Agreement by such Shareholder, the performance by such Shareholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the Transactions or the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if such Shareholder is an entity, result in any breach of any provision of such Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which such Shareholder or any of his, her or its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject IIAC Equity Securities, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Shareholder to perform its obligations under this Agreement or consummate the Transactions or the transactions contemplated by this Agreement.

(e)    Schedule II hereto correctly sets forth the number of each Shareholder’s Subject IIAC Equity Securities as of the date of this Agreement. Such Shareholder is the record and/or beneficial owner, as applicable, of the Subject IIAC Equity Securities and has valid, good and marketable title to the Subject IIAC Equity Securities, free and clear of all Liens (other than transfer restrictions under applicable Securities Law, under the IIAC Governing Documents, under the Insider Letter Agreement or under the other Contracts set forth on Section 5.7(a) of the IIAC Disclosure Schedules). Except for the Equity Securities of IIAC set forth on

Schedule II hereto, together with any other Equity Securities of IIAC that such Shareholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to or acquired in accordance with Section 6.2(i) of the Business Combination Agreement, such Shareholder does not own, beneficially or of record, any Equity Securities of IIAC or have the right to acquire any Equity Securities of IIAC. Such Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject IIAC Equity Securities and, except for this Agreement, the Business Combination Agreement, the Governing Documents of IIAC, the Contracts set forth on Section 5.7(a) of the IIAC Disclosure Schedules, or any proxy given for purposes of voting in favor of the Transaction Proposals, such Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require such Shareholder to Transfer any of the Subject IIAC Equity Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject IIAC Equity Securities in a manner inconsistent with the requirements of this Agreement. The Shareholders, collectively, hold 100% of the issued and outstanding IIAC Class B Shares as of the date hereof.

(f)    There is no Proceeding pending or, to such Shareholder’s knowledge, threatened in writing against or involving such Shareholder or any of his, her or its Affiliates that challenges the beneficial or record ownership of such Shareholder’s Subject IIAC Equity Securities or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Agreement.

(g)    Such Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it is a sophisticated investor with respect to its Subject IIAC Equity Securities, (ii) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents to which he, she or it is or will be a party and (iii) he, she or it has been furnished with or given access to such documents and information about the Company and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h)    In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, such Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of the Company (including, for the avoidance of doubt, none of the representations or warranties of the Company set forth in the Business Combination Agreement or any other Ancillary Document to which such Shareholder is not and will not be a party) or any other Person, either express or implied, and such Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of the Company or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

(i)    Such Shareholder hereby acknowledges and agrees that he, she, or it shall not receive (whether in his, her or its capacity as a shareholder of IIAC or otherwise) from IIAC any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the transactions contemplated by the Business Combination Agreement, except as otherwise expressly contemplated by the Business Combination Agreement, and excluding, for the avoidance of doubt, his, her or its IIAC Shares.

(j)    Such Shareholder has not taken or permitted any action that would or would reasonably be expected to (a) constitute or result in a breach hereof, (b) make any representation or warranty of such Shareholder set forth herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Business Combination Agreement, the Transactions or the transactions contemplated by this Agreement.

(k)    None of the information supplied or to be supplied by such Shareholder for inclusion or incorporation by reference in the Registration Statement / Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the shareholders of IIAC and at the time of the IIAC Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.    Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any Liability on the part of any Party for fraud or any willful and material breach of this Agreement prior to such termination, (ii) Section 4(a), the representations and warranties set forth in Sections 6(g) and (h) and this Section 7 through Section 15 (to the extent related to any of the provisions that survive the termination of this Agreement) shall survive any termination of this Agreement.

8.    Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and/or beneficial owner of the Subject IIAC Equity Securities, and not, in the case of each Other Class B Shareholder in such Other Class B Shareholder’s capacity as a director, officer or employee of any IIAC Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Shareholder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any IIAC Party or as an officer, employee or fiduciary of any IIAC Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such IIAC Party.

9.    No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to any Shareholder, to:

c/o Investindustrial Acquisition Corp.
Suite 1, 3rd Floor, 11-12 St James’s Square
London SW1Y 4LB
United Kingdom
Attention:	Andrea Cicero
Alex Browning
E-mail:	acicero@investindustrial.com
abrowning@investindustrial.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Jonathan L. Davis, P.C.
David Perechocky
Email:	jonathan.davis@kirkland.com
david.perechocky@kirkland.com

and to:

Kirkland & Ellis International LLP 30 St. Mary Axe
London, EC3A 8AF
United Kingdom
Attention:	Cedric Van den Borren
E-mail: cedric.vandenborren@kirkland.com

and to:

Chiomenti
Via Verdi, 2 20121 - Milano, Italia
Attention:	Carlo Croff
Luigi Vaccaro
E-mail:	carlo.croff@chiomenti.net
luigi.vaccaro@chiomenti.net

If to the Company, to:

Ermenegildo Zegna Holditalia S.p.A.
Via Roma 99/100
Valdilana (Biella), Italy
Attention:	Gianluca Ambrogio Tagliabue
Email:	Gianluca.Tagliabue@zegna.com

with a copy (which shall not constitute notice) to

Sullivan & Cromwell LLP 125 Broad Street
New York, NY 10004
Attention: Scott D. Miller
Email: millersc@sullcrom.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

11.    Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, any such fees and expenses incurred by the Shareholders shall be deemed to be IIAC Expenses.

12.    Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform his, her or its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13.    No Ownership Interest.    Nothing contained in this Agreement will be deemed to vest in the Company any direct or indirect ownership or incidents of ownership of or with respect to the Subject IIAC Equity Securities. All rights, ownership and economic benefits of and relating to the Subject IIAC Equity Securities shall remain vested in and belong to the applicable Shareholder, and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of IIAC or exercise any power or authority to direct such Shareholder in the voting of any of the Subject IIAC Equity Securities, except as otherwise expressly provided herein with respect to the Subject IIAC Equity Securities. Except as otherwise expressly provided in Section 1, such Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to or giving (or withholding) its written consent to any other matters presented to the shareholders of IIAC.

14.    Acknowledgements. Each Party acknowledges that (a) Kirkland & Ellis LLP, counsel for IIAC and Sponsor, is representing IIAC and Sponsor in connection with this Agreement, the Business Combination Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, (b) Sullivan & Cromwell LLP, counsel for the Company, is representing the Company in connection with this Agreement, the Business Combination Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, (c) none of the foregoing firms is representing the Other Class B Shareholders in connection with this Agreement, the Merger, the Business Combination Agreement, the Ancillary Documents or the transactions contemplated hereby, thereby or otherwise and (d) each Other Class B Shareholder acknowledges that he, she or it has had the opportunity to consult with its, his or her own counsel.

15.    Miscellaneous. Sections 9.2 (Entire Agreement; Assignment), 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Construction; Interpretation), 9.9 (Parties in Interest), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.13 (No Recourse), 9.14 (Extension; Waiver), 9.15 (Waiver of Jury Trial), 9.16 (Arbitration) and 9.17 (Remedies) of the Business Combination Agreement shall be deemed incorporated into, made part of and shall apply mutatis mutandis to, this Agreement.

16.    Non-Survival. The representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Closing) in this Agreement shall terminate at the Closing. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Closing shall so survive the Closing in accordance with its terms.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

INVESTINDUSTRIAL ACQUISITION CORP. L.P.
By: INVESTINDUSTRIAL ACQUISITION CORP. GP

By:	/s/ Gayle Swanson

Name: Gayle Swanson
Title: Director

ERMENEGILDO ZEGNA HOLDITALIA S.P.A.

By:	/s/ Ermenegildo Zegna Di Monte Rubello

Name:	Ermenegildo Zegna Di Monte Rubello
Title:	Chief Executive Officer

INVESTINDUSTRIAL ACQUISITION CORP.

By:	/s/ Roberto Ardagna

Name:	Roberto Ardagna
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

OTHER CLASS B SHAREHOLDERS

/s/ Sergio Ermotti
Sergio Ermotti

/s/ Dante Roscini
Dante Roscini

/s/ Tensie Whelan
Tensie Whelan

[Signature Page to Sponsor Letter Agreement]

SCHEDULE I

Other Class B Holders

1.	Sergio P. Ermotti

2.	Dante Roscini

3.	Tensie Whelan

SCHEDULE II

IIAC Equity Securities as of July 18, 2021

Shareholder	Number of IIAC Class A Shares	Number of IIAC Class B Shares
Sponsor	0	9,937,500
Sergio Ermotti	0	75,000
Dante Roscini	0	25,000
Tensie Whelan	0	25,000

Annex A

ANNEX A

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Letter Agreement, dated as of July 18, 2021 (the “Sponsor Letter Agreement”), by and among Investindustrial Acquisition Corp. L.P., a limited partnership incorporated in England and Wales (the “Sponsor”), Investindustrial Acquisition Corp., a Cayman Islands exempted company (“IIAC”), Ermenegildo Zegna Holditalia S.p.A., a joint stock company incorporated under Italian law (together with its successors, including from and after the Conversion (as such term is defined in the Business Combination Agreement), the “Company”) and the shareholders of IIAC that are party thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms. Unless specified otherwise or context requires, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Sponsor Letter Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Shareholder” under, the Sponsor Letter Agreement as of the date hereof and shall have all of the rights and obligations of a Shareholder as if it had executed the Sponsor Letter Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Sponsor Letter Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]	By:

Name:

Title:

Address for Notices:

With copies to: